FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS FIRST QUARTER 2015 RESULTS

CRANBURY, New Jersey – (April 27, 2015) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets, today announced its financial results for the first quarter 2015.

First Quarter Results

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Net sales for the first quarter 2015 of $202 million were up 4% sequentially, but were down 7% compared to the first quarter 2014. Specialty Phosphates sales increased 7% sequentially, but declined 3% year-over-year due to lower selling prices and lower volumes.

•	US/Canada Specialty Phosphates sales of $147 million increased 6% sequentially, but were down 3% compared to the prior year quarter on lower selling prices.

•	Mexico Specialty Phosphates sales of $42 million increased 8% sequentially, but declined 5% compared to the year ago period on 7% lower volumes and 2% higher prices.

•	GTSP & Other sales of $13 million were down 41% versus the prior year quarter on significantly lower volumes, but higher prices.

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Diluted EPS for the first quarter 2015 was $0.55, which included an unfavorable $0.09 of translation expense and exchange effects in taxes. These losses resulted solely from re-measurement of foreign denominated balance sheet accounts, as the US dollar is the functional currency of the Mexican and Canadian businesses. The current quarter EPS compares to $0.64 diluted EPS for the first quarter 2014.

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Following through on its enhanced buyback program, the Company repurchased 582,462 shares for $33.9 million during the first quarter 2015 and paid $10.2 million in dividends, returning a total of $44.1 million to shareholders.

Randy Gress, CEO of Innophos, commented, "We had pockets of notable performance this quarter, such as year-over-year volumes for INNOVALT® and Cal-Rise® up 123% and 40%, respectively. Nevertheless, this strong performance was overshadowed by continued headwinds on end market demand and pricing pressures due to the strong US dollar. Despite these challenges, we remain committed to returning value to our shareholders. We repurchased more shares during the first quarter 2015 than in any previous full year, returning nearly four times our net income to shareholders through buybacks and dividends, and we are well on our way to deliver on our announced $125 million share buyback program for 2015.”

Segment Results – first quarter 2015 versus 2014

Specialty Phosphates

Specialty Phosphates sales increased 7% sequentially, but decreased 3% year-over-year due to 2% lower selling prices, as the strong US dollar continued to facilitate increased competitive pricing pressures, and 1% lower volumes.

Operating income of $23 million was flat sequentially, but $3 million below the prior year period with lower selling prices offset somewhat by lower costs. Operating income margin was 12%, in line with expectations, but down 110 basis points compared to the same period in 2014.

US/Canada

Sales increased 6% sequentially, but were down 3% compared to the prior year quarter on lower selling prices.

Operating income of $16 million was flat sequentially, but $4 million below the prior year period with lower selling prices offset slightly by lower costs. Operating income margin was 11%, down 240 basis points compared to the same period in 2014.

Mexico

Mexico Specialty Phosphates sales increased 8% sequentially, but declined 5% compared to the year ago period on 7% lower volumes due to unfavorable export market pricing conditions. This mix shift in sales volumes led to 2% higher selling prices.

First quarter 2015 operating income of $7 million was flat sequentially and up $1 million versus the comparable 2014 quarter. Operating income margin was strong at 16%, up 320 basis points compared with the prior year period, but down 110 basis points sequentially due to a planned maintenance outage at the Coatzacoalcos facility that was completed on time and on budget.

GTSP & Other

GTSP & Other sales (primarily Granulated Triple Superphosphate fertilizer co-product) were down $9 million versus first quarter 2014 on 60% lower volumes and mitigated by 19% higher selling prices.

The first quarter 2015 operating loss of $2 million was $2 million better than the prior year quarter, but down $1 million sequentially. This quarter’s loss was magnified by a $1 million lower of cost or market reserve booked in the quarter due to low quarter-end bid prices stemming from low market demand. Operating income margin of (14)% improved from the (20)% recorded in the first quarter 2014.

Recent Trends and Outlook

Specialty Phosphates volumes were down 1% for the first quarter 2015 compared to the prior year period. Soft end market demand, competitive pricing pressures and the strong US dollar effects seen in the fourth quarter 2014 continued through the first quarter 2015. These effects overshadowed continued strong volume performance for INNOVALT® and Cal-Rise®, where year-over-year volumes were up 123% and 40%, respectively. Export sales to Europe, Middle East and Africa were up 15% year-over-year; however, export sales overall were down 11% due to shipment delays to Asia resulting from the extended dockworkers slowdown affecting US West Coast ports and unfavorable market pricing conditions in Latin America. Specialty Phosphates volumes are now projected to be flat for full year 2015 compared to 2014, with soft market demand expected to offset successes on new products and geographic expansion.

Specialty Phosphates operating income margins were 12% for the first quarter 2015 as expected. However, market pricing conditions are more unfavorable than expected, so management’s full year margin expectations have now been adjusted to be in the 12-13% range, down 100 basis points from the previously targeted 2015 range.

Reported fertilizer market prices showed a flat to slightly declining trend during the first quarter of 2015. However, demand was extremely soft, with buyers delaying purchases, leading to bid prices below reported market prices. Market phosphate rock prices were fairly stable sequentially in the first quarter 2015 and are expected to remain stable for the second quarter. Sulfur market prices increased approximately 14% sequentially in the first quarter 2015 and are expected to decline approximately 10% for the second quarter.

GTSP & Other recorded a $2 million operating loss for the first quarter 2015, $1 million below the low end of the expected range, due to a $1 million lower of cost or market reserve posted in the quarter. The company expects an operating result close to break even for the second quarter.

Net debt increased sequentially by $48 million in the first quarter 2015 to $148 million primarily due to $34 million of share repurchases and $21 million of increased working capital needs.

Capital Expenditures
Capital expenditures were $6 million in the first quarter 2015 with approximately 75% of the spending on maintenance and approximately 25% on growth projects. Management now expects 2015 capital expenditures to be in the $30-35 million range.

About Innophos Holdings, Inc.
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Salt Lake City, UT; Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); Taicang (China); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.
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Financial Tables Follow

Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299        Bryan Armstrong
investor.relations@innophos.com         (312) 553-6707

Conference Call Details

The conference call is scheduled for Tuesday, April 28, 2015 at 10:00 am ET and can be accessed by dialing 1-800-708-4539 (U.S.) or 1-847-619-6396 (international) and entering passcode 39526976. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 1:00 pm ET on April 28 and 1:00 pm ET on May 12, 2015. The replay is accessible by dialing 1-888-843-7419 (U.S.) or 1-630-652-3042 (international) and entering passcode 3952 6976#.

Safe Harbor for Forward-Looking and Cautionary Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – First Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Three Months Ended March 31,
	2015	2014

Net sales	$201,609	$216,341
Cost of goods sold	161,083	174,409
Gross profit	40,526	41,932
Operating expenses:
Selling, general and administrative	17,991	18,973
Research & development expenses	1,174	1,015
Total operating expenses	19,165	19,988
Operating income	21,361	21,944
Interest expense, net	1,151	705
Foreign exchange loss (gain)	2,315	1,001
Income before income taxes	17,895	20,238
Provision for income taxes	5,952	6,053
Net income	$11,943	$14,185

Diluted Earnings Per Participating Share	$0.55	$0.64
Diluted weighted average participating shares outstanding:	21,501,634	22,235,994
Dividends paid per share of common stock	$0.48	$0.40
Dividends declared per share of common stock	$0.48	$0.40

Segment Reporting – First Quarter

The Company reports its operations in three segments: Specialty Phosphates US & Canada, Specialty Phosphates Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales presented on a ship-from basis. Sales on a ship-from basis are on the same revenue recognition principle as a ship-to basis and are recognized when delivery has occurred and title and risk of loss passes to the customer. The following table sets forth the historical results of these indicators by segment:

	Three Months Ended March 31,		Net Sales
	2015	2014	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$147,124	$151,010	(2.6)%
Specialty Phosphates Mexico	42,220	44,489	(5.1)%
Total Specialty Phosphates	189,344	195,499	(3.1)%
GTSP & Other	12,265	20,842	(41.2)%
Total	$201,609	$216,341	(6.8)%

Segment Operating Income
Specialty Phosphates US & Canada	$16,188	$20,213
Specialty Phosphates Mexico	6,918	5,861
Total Specialty Phosphates	23,106	26,074
GTSP & Other	(1,745)	(4,130)
Total	$21,361	$21,944

Segment Operating Income % of net sales
Specialty Phosphates US & Canada	11.0%	13.4%
Specialty Phosphates Mexico	16.4%	13.2%
Total Specialty Phosphates	12.2%	13.3%
GTSP & Other	(14.2)%	(19.8)%
Total	10.6%	10.1%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$6,939	$5,319
Specialty Phosphates Mexico	2,098	2,769
Total Specialty Phosphates	9,037	8,088
GTSP & Other	834	387
Total	$9,871	$8,475

Price / Volume – First Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended March 31, 2015 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	(3.3)%	0.7%	(2.6)%
Specialty Phosphates Mexico	1.6%	(6.7)%	(5.1)%
Total Specialty Phosphates	(2.2)%	(0.9)%	(3.1)%
GTSP & Other	19.2%	(60.4)%	(41.2)%
Total	(0.1)%	(6.7)%	(6.8)%

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	(2.5)%	(2.2)%	(4.7)%
Food & Technical Grade PPA	(1.9)%	3.2%	1.3%
STPP & Detergent Grade PPA	(0.9)%	0.4%	(0.5)%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2015	2014
Cash flows provided from operating activities
Net income	$11,943	$14,185
Adjustments to reconcile net income to net cash provided
from operating activities:
Depreciation and amortization	9,871	8,475
Amortization of deferred financing charges	143	132
Deferred income tax provision	107	—
Share-based compensation	183	1,158
Changes in assets and liabilities:
Increase in accounts receivable	(9,930)	(18,640)
Decrease in inventories	8,268	16,412
(Increase) decrease in other current assets	(2,719)	6,001
(Decrease) increase in accounts payable	(16,615)	638
(Decrease) increase in other current liabilities	(429)	3,793
Changes in other long-term assets and liabilities	1,271	1,372
Net cash provided from operating activities	2,093	33,526
Cash flows used for investing activities:
Capital expenditures	(5,911)	(6,133)
Net cash used for investing activities	(5,911)	(6,133)
Cash flows used for financing activities:
Proceeds from exercise of stock options	189	99
Long-term debt borrowings	70,000	—
Long-term debt repayments	(1,001)	(8,001)
Excess tax benefits from exercise of stock options	273	108
Common stock repurchases and restricted stock forfeitures	(34,316)	(189)
Dividends paid	(10,198)	(8,766)
Net cash provided from (used for) financing activities	24,947	(16,749)
Effect of foreign exchange rate changes on cash and cash equivalents	(90)	(58)
Net change in cash	21,039	10,586
Cash and cash equivalents at beginning of period	36,207	32,755
Cash and cash equivalents at end of period	$57,246	$43,341

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars In thousands)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$57,246	$36,207
Accounts receivable, net	100,488	90,551
Inventories	176,348	184,621
Other current assets	62,531	60,135
Total current assets	396,613	371,514
Property, plant and equipment, net	196,723	198,988
Goodwill	84,373	84,373
Intangibles and other assets, net	70,320	73,536
Total assets	$748,029	$728,411
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,004	$4,003
Accounts payable, trade and other	36,478	53,137
Other current liabilities	34,445	34,806
Total current liabilities	74,927	91,946
Long-term debt	201,001	132,002
Other long-term liabilities	41,131	41,456
Total stockholders’ equity	430,970	463,007
Total liabilities and stockholders’ equity	$748,029	$728,411

Additional Information
Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.